Exhibit 99.1

Contacts:	Media	Investor Relations

Kris Charles

Mark Magnesen

	847-646-6251	847-646-3194
	kcharles@kraft.com	mmagnesen@kraft.com

KRAFT FOODS ANNOUNCES MANAGEMENT CHANGES

NORTHFIELD, IL, June 24, 2005 – Kraft Foods Inc. (NYSE: KFT), a global leader in branded foods and beverages, announced today that Betsy Holden, President, Global Marketing & Category Development, has decided to leave the company and resign her position on the company’s Board of Directors, effective June 30.

Roger Deromedi, Chief Executive Officer of Kraft Foods, said, “Betsy’s marketing talents and leadership abilities have benefited Kraft throughout her 23-year career. We thank Betsy for her many contributions, including her recent leadership in establishing the Global Marketing & Category Development group within our global organization and in guiding our Health & Wellness initiatives. We wish her all the best in her future endeavors.”

Holden has decided to take a 9-12 month sabbatical to spend time with her teenage children, and then plans to resume her career elsewhere.

After Holden’s departure, Paula Sneed, 57, formerly Senior Vice President, Marketing Resources, will become Executive Vice President, Global Marketing Resources & Initiatives. Sneed and her team will continue to provide worldwide leadership and oversight of Marketing Resources functions including Media, Advertising, Digital Marketing, Kitchens, and Consumer Relations. She has been with the company for 28 years and has held numerous assignments in brand and business management, including leadership of the company’s Foodservice and Desserts divisions in the U.S.

John Baxter, 45, formerly Senior Vice President, Global Snacks, will become Executive Vice President, Global Category Development.  In his new role, Baxter and his team will have responsibility for Kraft’s global consumer sectors, along with Kraft’s initiative to transform its portfolio in line with consumers’ increasing focus on health and wellness. Baxter has been with Kraft for 16 years and during this time, has had a wide range of management experiences within Kraft’s international and North American businesses, including leadership of the R&D facility in Munich, Germany and responsibility for the Kraft Foods International Research and Development function.

Baxter and Sneed will report to Deromedi and become members of the company’s executive team.

Kraft Foods markets many of the world’s leading food brands, including Kraft cheese, Maxwell House and Jacobs coffees, Nabisco cookies and crackers, Philadelphia cream cheese, Oscar Mayer meats, Post cereals and Milka chocolates, in more than 150 countries.

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